EXHIBIT 11

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Computation of Per-Share Earnings
	Three Months Ended September 30		Nine Months Ended September 30
	____________________		______________________
	2002	2001	2002		2001
	_______	_______	_______		_______
	(thousands, except per-share amounts)
Basic
Net income (loss)	$8,510	$14,980	$5,133		$(841)
Preferred dividends (a)	(3,262)	(3,138)	(9,812)		(9,604)
	_______	_______	_______		_______
Basic income (loss)	$5,248	$11,842	$(4,679)		$(10,445)
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Average shares used to determine basic income (loss) per common share	58,269	57,831	58,194		57,558
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Basic income (loss) per common share	$0.09	$0.21	$(0.08)		$(0.18)
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Diluted
Basic income (loss)	$5,248	$11,842	$(4,679)		$(10,445)
Preferred dividends eliminated	3,262	3,138	9,812		9,604
Supplemental ESOP contribution	(2,925)	(2,580)	(8,822)		(7,944)
	_______	_______	_______		_______
Diluted income (loss)	$5,585	$12,400	$(3,689)		$(8,785)
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Average shares used to determine basic income (loss) per common share	58,269	57,831	58,194		57,558
Stock options and other	239	484	424		487
Series D Convertible Preferred Stock	3,499	3,644	3,539		3,691
	_______	_______	_______		_______
Average shares used to determine diluted income (loss) per common share	62,007	61,959	62,157		61,736
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Diluted income (loss) per common share	$0.09	$0.20	$(0.06	) (b)	$(0.14) (b)
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(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)	For the nine months ended September 30, 2002 and 2001, the computation of diluted net loss per share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.